UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2006

PRIMAL SOLUTIONS, INC.

(Exact name of registrant as specified in its chapter)

Delaware	333-46494	36-4170318
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

18881 Von Karman Avenue

Suite 500

Irvine, California  92612

(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code:   (949) 260-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Effective June 30, 2006, in furtherance of the Registrant’s policy on executive incentive compensation, and upon the recommendation of the Registrant’s Compensation Committee, the Board of Directors of the Registrant approved and established certain corporate performance goals and set the minimum corporate performance level that must be achieved before any incentive compensation awards can be paid. Because achievement of the executives’ individual performance goals assists the Registrant in meeting its short- and long-term business objectives, the Registrant’s policy on executive incentive compensation is intended to reward executive-level employees for their achievement of individual performance goals only if the Registrant also meets its minimum corporate performance level. Accordingly, no incentive compensation award is to be granted to any executive unless the minimum corporate performance levels have been achieved.

In establishing the Registrant’s corporate performance goals, the Board of Directions and the Compensation Committee assess both past and projected corporate performance levels, as well as external market-place conditions, such as economic outlook, competitive performance levels, projected industry volumes and projected market share. Examples of corporate performance goals include revenues and operating expenses for certain fiscal periods and cash balances at the end of those periods.

In addition to the corporate performance goals, on an annual basis and subject to review and approval or modification by the Registrant’s Chief Executive Officer, each eligible executive sets a number of individual objectives. Examples of objectives identified by executive officers have included achieving sales and financial targets, identifying and pursuing new business opportunities and strategic alliances, attaining product development goals. An eligible executive’s incentive compensation award is based on the achievement of a minimum level of both corporate and individual performance goals and is expressed as a percentage of the participant’s year-end base salary, ranging in amount from 35% to 100% of the year-end base salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2006	PRIMAL SOLUTIONS, INC.
	By:	/s/ William C. Bousema
William C. Bousema
Chief Financial Officer